UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

1.01 Entry into a Material Definitive Agreement

On September 26, 2018, we (BioLargo, Inc., the “Company”) and our partially owned subsidiary, Clyra Medical Technologies, Inc. (“Clyra Medical”), agreed to a transaction whereby we acquired the assets of Scion Solutions, LLC (“Scion”), and in particular its stem cell based technology, the SkinDisc, and key team members to support the sale and distribution of Clyra Medical’s products based on our BioLargo technologies.

Scion is led by Spencer Brown, a medical device industry veteran with more than 35 years’ experience in sales, account management, and distribution in the medical device industry. The SkinDisc product was developed by Dr. Brock Liden, a renowned medical podiatrist and expert in wound care and diabetic limb salvage. The SkinDisc is a therapy product that uses a patient’s own bone marrow and plasma to generate a cell-rich biogel for use with chronic wounds. It has been tested in over 250 patient cases with no adverse effects, and has successfully aided in the salvage of limbs that otherwise would have been amputated.

The parties entered into a Stock Purchase Agreement and Plan of Reorganization (“Purchase Agreement”) whereby Scion and Clyra Medical agreed to contribute all of their assets to a new entity (initially named Clyra Acquisition Corp., to be later renamed Clyra Medical Technologies, Inc., and referred to herein as “Clyra Acquisition”) in exchange for stock of the new entity. In exchange for the contribution of its assets, Clyra Medical received from Clyra Acquisition the exact number of common and preferred shares it has outstanding (totaling 33,015 shares), and entered into a plan of reorganization whereby it will distribute the shares of the acquisition corporation to its shareholders such that its shareholders will hold the exact same number of common and preferred shares in the new entity as it did in Clyra Medical prior to the transaction.

The consideration provided to Scion is subject to an escrow agreement and earn out provisions and includes: (i) 21,000 shares of the Clyra Acquisition common stock; (ii) 10,000 shares of Clyra Acquisition common stock redeemable for BioLargo common shares (detailed below); and (iii) a promissory note in the principal amount of $1,250,000 to be paid through new capital investments and revenue, as detailed below. The Clyra Acquisition common stock will be held in escrow subject to the new entity raising $1,000,000 “base capital” to fund its business operations. If $1,000,000 in base capital is received within 120 days, one-half of the common stock would be released, and the second half would be subject to the following performance metrics, each vesting one-fifth of the remaining shares of common stock: (a) notification of FDA premarket clearance of certain orthopedics products, or recognition by Clyra Acquisition of $100,000 gross revenue; (b) the recognition by Clyra of $100,000 in aggregate gross revenue; (c) the granting of all or any part of the patent application for the Skin Disc product, or recognition by Clyra Acquisition of $500,000 in gross revenue; (d) recognition by Clyra Acquisition of $1,000,000 in aggregate gross revenue; and (e) recognition by Clyra Acquisition of $2,000,000 in gross revenue. If $1,000,000 base capital is not raised within 120 days, then either party may completely terminate the transaction upon which termination we would have no further rights in the SkinDisk nor any further obligations to Scion.

The promissory note issued by Clyra Acquisition to Scion accrues interest at the rate of 5%. Principal and interest due under the note are to be paid periodically once the company receives $1,000,000 in “base capital”, at a rate of 25% of investment proceeds received. If the note is not paid off within 18 months after the date of issuance, it is automatically extended for additional 12-month periods until the note is repaid in full. Payments after the initial 18-month maturity date are required to be made as investment proceeds are received, at a rate of 25% of such proceeds, and 5% of Clyra Acquisition’s gross revenues. BioLargo purchased the Scion intellectual property and 12,755 common shares from Clyra Acquisition. and in exchange issued 7,142,858 shares of its common stock, and in turn licensed back the technology to Clyra Acquisition. Scion may redeem these shares from Clyra Acquisition by exchanging its 10,000 common shares once (and only if) those 10,000 Clyra Acquisition shares are vested as discussed above.

We were initially introduced to the SkinDisc product and Scion Solutions through Dr. Liden and Tanya Rhodes’s consulting work with Clyra Medical (both Dr. Liden and Ms. Rhodes have ownership interest in Scion). Prior to the execution of the above-described agreements, BioLargo did not have any material relationship with Scion’s founder Spencer Brown.

The transactions contemplated by the Purchase Agreement were approved by BioLargo’s Board of Directors by written consent on September 26, 2018. In connection with the transaction, the Board of Directors obtained a fairness opinion from an independent appraiser, Berg Capital Markets, LLC. The fairness opinion states that the terms of the transaction is fair, from a financial point of view, to BioLargo, Clyra, and their shareholders.

The foregoing descriptions of the Purchase Agreement, Note and Escrow Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued 7,142,858 shares of its common stock, representing approximately 5% of the outstanding shares of common stock of the Company, as partial consideration for the transaction described above.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held a Special Meeting of the Stockholders (the “Special Meeting”) on September 26, 2018. The following matters were each submitted to a vote of stockholders through the solicitation of proxies or otherwise:

1.

A proposal to approve a reverse stock split at a ratio between one-for-four (1:4) and one-for-forty (1:40) of our common stock, as determined by our board of directors, at any time before the earlier of September 26, 2019 and the next meeting of the Company, if and as determined by our board of directors.

2.

A proposal to approve a reduction of the number of shares of common stock authorized by our Amended and Restated Certificate of Incorporation, if and in an amount as determined by our board of directors.

3.

A proposal to approve for the adjournment of the Special Meeting to permit the Company to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the foregoing proposals.

A quorum was present in person or by proxy. Each matter was approved. The voting results are as follows:

Proposal Number	Votes For	Votes Against	Votes Abstain	Broker Non- Vote	Total votes
1	82,224,734	9,443,551	310,484	48,789	91,978,769
2	85,104,808	6,276,595	597,365	48,790	91,978,768
3	77,315,130	6,539,087	4,788,998	-	88,643,215

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement and Plan of Reorganziation dated September 26, 2018
10.2	Promissory note issued by Clyra dated September 26, 2018
10.3	Escrow Agreement dated September 26, 2018
99.1	Fairness opinion issued by Berg Capital Markets, LLC
99.2	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2018	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer